FOR IMMEDIATE RELEASE
                                                  ---------------------


              FURNITURE BRANDS INTERNATIONAL REPORTS STRONG
     THIRD QUARTER EARNINGS PER SHARE OF $0.22 VERSUS $0.12 IN 1995
     --------------------------------------------------------------



     St. Louis, Missouri, October 18, 1996 - - Furniture Brands
     International (NYSE:FBN) announced operating results for the third quarter and nine months ended
     September 30, 1996.

     Net sales for the third quarter were $417.9 million, compared to $258.6 million reported last year. For the nine months, net sales were $1,262.6 million, versus $794.8 million for the same period a year ago. The 1996 net sales include those of Thomasville Furniture Industries, Inc., acquired by the company on December 29, 1995. Had Thomasville been acquired at the beginning of 1995, net sales for the 1996 third quarter and nine months ended September 30, 1996 would have increased 6.7% and 4.9%, respectively, over those for the comparable periods in 1995 on a pro forma basis.

     Net earnings and fully diluted net earnings per common share, before an extraordinary item, for the third quarter ended September 30, 1996 were $14.3 million and $0.22, respectively, an increase of 131.2% and 83.3%, respectively, over the results reported last year. For the nine months, net earnings and fully diluted net earnings per common share, before an extraordinary item, were $36.8 million and $0.59, respectively, representing increases of 89.4% and 55.3%, respectively, from the comparable period in 1995. The 1996 net earnings per common share include the impact of the company's ten million share common stock offering completed on March 1, 1996.

     The results for the third quarter and nine months ended September 30, 1996 include an extraordinary charge of $7.4 million, net of tax benefit, related to the previously reported September 1996 refinancing of the company's secured credit agreement. The refinancing will result in a substantial reduction in interest expense, which, at current debt levels, will favorably impact annual results of operations by $0.05 - $0.06 per common share.

     Each period included charges for depreciation and amortization which resulted from an asset revaluation that occurred when the company emerged from Chapter 11 reorganization in 1992. These noncash charges, which are ongoing, reduced fully diluted net earnings per common share in the third quarter and nine months by $0.05 and $0.15, respectively, for 1996 and by $0.05 and $0.18, respectively, for the comparable periods in 1995. Excluding depreciation and amortization resulting from the 1992 asset revaluation noted above, fully diluted net earnings per common share, before extraordinary item, would have been $0.27 and $0.17 for the third quarter, and $0.74 and $0.56 for the nine months, of 1996 and 1995, respectively.


     Operating results for the three and nine months ended September 30, 1996 and 1995 are summarized as follows:



                                            Three Months Ended    Nine Months Ended
   (In millions, except per share)            September 30,         September 30,
                                            -------------------   -----------------
                                              1996     1995        1996       1995
                                              ----     -----       ----       ----
   Net sales                                 $417.9    $258.6      $1,262.6   $794.8

   As Reported
   Earnings from operations                   $33.6     $17.5        $93.9    $54.9
   Net earnings before extraordinary item      14.3       6.2         36.8     19.4
   Net earnings per common share
   (fully diluted) before extraordinary item  $0.22     $0.12        $0.59    $0.38

   As Adjusted (a)
   Earnings from operations                   $37.6     $21.3       $106.3    $66.9
   Net earnings before extraordinary item      17.4       9.2         46.3     28.7
   Net earnings per common share
   (fully diluted) before extraordinary item  $0.27     $0.17        $0.74    $0.56

   Average fully diluted common shares
     outstanding                               64.8      51.4         62.8     51.4


   (a) Adjusted to remove the depreciation and amortization related to the 1992 asset revaluation, net of taxes, where applicable.


     Operating Performance
     ---------------------

     The improved sales performance for the third quarter was impacted by the Thomasville acquisition, which was completed at the end of December, 1995. However, as previously noted, had Thomasville been acquired at the beginning of 1995, net sales for this year's third quarter would have increased 6.7% on a pro forma basis. Third quarter shipments reflected a strong order backlog at the beginning of the period as well as good order flow during the quarter. September was a record shipment and order month with order backlogs up at all
     operating companies.   Total order backlog at the end of the third
     quarter was $213.5 million, representing a 9.4% increase over the previous year, pro forma for the acquisition of Thomasville.

     Earnings from operations increased due to the Thomasville acquisition and improved operating performance by the company's other divisions.
     The favorable order backlog and order flow throughout the quarter allowed the company's manufacturing plants to continue to run efficiently. Operating profit margin improvement reflected the efficient manufacturing activity as well as the company's continuing efforts to increase gross profit margins on its various product lines.


     During the third quarter, the company began to see some impact from its gross profit management initiatives at Thomasville. This, combined with good performance at the company's other divisions, resulted in earnings before interest expense, income taxes and depreciation and amortization (EBITDA) for the third quarter increasing 26.7% over the previous year, pro forma for the acquisition of Thomasville. As a percent of net sales, EBITDA was 11.2% versus 10.3% reported for the same period in 1995 and 9.5%, pro forma for the Thomasville acquisition.

     Net earnings for the quarter were positively impacted by reduced interest rates on the company's long-term debt as well as a lower effective income tax rate.

     Operating cash flow continued to be very favorable during the third quarter due to strong earnings and working capital management. As a result, the company was able to repurchase, under its previously announced equity repurchase program, 3.2 million of its Series 1 warrants for approximately $18.7 million without having to increase its long-term debt. During the nine months ended September 30, 1996, the company, using the net cash proceeds from its March 1, 1996 equity offering as well as cash flow from operations, reduced its long-term debt by approximately $144 million.

     W. G. (Mickey) Holliman, Jr., President and Chief Executive Officer of Furniture Brands International, commented that he was pleased with the company's performance during the third quarter, particularly the improvement in operating profit margin. Holliman stated, "The company's sales and earnings performance during the third quarter reflects a modestly improved retail environment as well as the favorable impact of our gross profit management programs." Holliman added, "The company will continue to focus on driving its brands, Broyhill, Lane and Thomasville, through integrated marketing and advertising programs to achieve profitable sales and market share growth. I believe that coordination of marketing strategies between our operating companies, coupled with strong advertising programs focused on product and directed at consumers, will produce increased sales and earnings growth." Holliman further added, "With an order backlog at September 30, 1996 approaching 10% higher than last year, we are positioned to achieve worthwhile sales and earnings increases over 1995 pro forma results for the fourth quarter."

                                     FURNITURE BRANDS INTERNATIONAL

                                     CONSOLIDATED OPERATING RESULTS
                                (Dollars in thousands except per share)
                                             (Unaudited)

                                      Three Months Ended    Nine Months Ended
                                         September 30,         September 30,
                                      1996       1995        1996        1995
                                    --------   -------   ----------   --------
  Net sales . . . . . . . . . . .  $417,921   $258,626   $1,262,610   $794,866
   Costs and expenses:
   Cost of operations  . . . . .    301,667    182,349      913,207    562,479
   Selling, general and
     administrative expenses . .     69,266     49,721      214,038    149,101
   Depreciation and amortization (A) 13,353      9,049       41,411     28,387
                                   --------   --------    ---------   --------
   Earnings from operations  . . .   33,635     17,507       93,954     54,899
   Interest expense  . . . . . . .   10,592      8,212       35,672     25,409
   Other income, net . . . . . . .      566      1,081        1,978      3,352
                                   --------   --------    ---------   --------
   Earnings before income tax
     expense and extraordinary
     item  . . . . . . . . . . . .   23,609     10,376       60,260     32,842
   Income tax expense  . . . . . .    9,284      4,180       23,467     13,416
                                   --------   --------    ---------    -------
   Net earnings before extraordinary
     item  . . . . . . . . . . . .   14,325      6,196       36,793     19,426
   Extraordinary item (B)  . . . .   (7,417)       -         (7,417)       -
                                   --------    -------    ---------    -------
   Net earnings  . . . . . . . . . $  6,908   $  6,196    $  29,376   $ 19,426
                                   ========   ========    =========   ========

   Net earnings per common share
     (fully diluted):
       As reported -
         Before extraordinary item    $0.22      $0.12        $0.59      $0.38
         Extraordinary item  . . .    (0.11)       -          (0.12)       -
                                      -----      -----        -----      -----
           Total . . . . . . . . .    $0.11      $0.12        $0.47      $0.38
                                      =====      =====        =====      =====
       As adjusted - (C)
         Before extraordinary item    $0.27      $0.17        $0.74      $0.56
         Extraordinary item  . . .    (0.11)       -          (0.12)       -
                                      -----      -----        -----      -----
           Total . . . . . . . . .    $0.16      $0.17        $0.62      $0.56
                                      =====      =====        =====      =====
   Average fully diluted common
     shares outstanding (in
     thousands)  . . . . . . . . .    64,754     51,404       62,765     51,404
                                      ======     ======       ======     ======


   (A) Includes  $3,939  and  $3,748  for  the  three months ended  September  30,  1996  and  1995, respectively, and $12,277 and $11,836  for the nine  months  ended  September  30,  1996  and
       1995, respectively, related  to the 1992 asset revaluation.

   (B) Early  extinguishment  of  debt,  net  of  tax benefit.

   (C) Adjusted   to  remove   the  depreciation  and amortization   related   to  the   1992  asset
       revaluation, net of taxes.

                             FURNITURE BRANDS INTERNATIONAL

                          CONSOLIDATED CONDENSED BALANCE SHEET
                                 (Dollars in thousands)
                                      (Unaudited)




                                                       September 30,    December 31,
                                                               1996            1995
                                                       ------------     -----------
     Assets

     Current assets:
       Cash and cash equivalents . . . . . . . . . . . . $   21,456    $   26,412
       Receivables, net  . . . . . . . . . . . . . . . .    292,669       276,116
       Inventories . . . . . . . . . . . . . . . . . . .    280,977       269,677
       Prepaid expenses and other current assets . . . .     17,608        17,888
                                                         ----------    ----------
         Total current assets  . . . . . . . . . . . . .    612,710       590,093
     Net property, plant and equipment . . . . . . . . .    295,790       306,406
     Intangible assets . . . . . . . . . . . . . . . . .    345,383       370,307
     Other assets  . . . . . . . . . . . . . . . . . . .     14,682        24,933
                                                         ----------    ----------
                                                         $1,268,565    $1,291,739
                                                         ==========    ==========

     Liabilities and Shareholders' Equity

     Current liabilities:
       Current maturities of long-term debt  . . . . . . $      -      $   18,639
       Accrued interest expense  . . . . . . . . . . . .      2,461         1,304
       Accounts payable and other accrued expenses . . .    150,937       115,114
                                                         ----------    ----------
         Total current liabilities . . . . . . . . . . .    153,398       135,057
     Long-term debt, less current maturities . . . . . .    578,600       705,040
     Other long-term liabilities . . . . . . . . . . . .    133,626       150,486

     Shareholders' equity  . . . . . . . . . . . . . . .    402,941       301,156
                                                         ----------    ----------
                                                         $1,268,565    $1,291,739
                                                         ==========    ==========